UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2010
THERMADYNE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13023	74-2482571

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16052 Swingley Ridge Road, Suite 300 Chesterfield, Missouri	63017

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 728-3000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 23, 2010, Thermadyne Holdings Corporation (the “Company”), its domestic subsidiaries and certain of its foreign subsidiaries amended its working capital facility and second lien facility credit agreements. The amendments are intended to facilitate the purchase of equipment and building improvements in existing manufacturing facilities during 2010 through the use of existing funds and financing arrangements. In addition, the amendments provide added flexibility for the repatriation of funds from foreign subsidiaries and the reinvestment of funds in foreign locations.
On February 23, 2010, the Company, Thermadyne Industries, Inc., their domestic subsidiaries and certain of their foreign subsidiaries (together with the Company, the “Thermadyne Parties”) entered into the Third Amendment to Third Amended and Restated Credit Agreement with General Electric Capital Corporation as agent and lender (the “Third Amendment”) to, among other things: (i) increase the permitted amount of foreign investments from $5,000,000 to $10,000,000, subject to certain restrictions, including a $3,000,000 limitation on investment in non-affiliated foreign persons; and (ii) adjust the minimum quarterly Fixed Charge Coverage Ratio requirements so as to compute the Ratio as of December 31, 2009 and March 31, 2010 and June 30, 2010 based on the results for the three months, six months, and nine months then ended. For September 30, 2010 and for each calendar quarter thereafter, the computation is based on the twelve month period then ending. The minimum Fixed Charge Coverage Ratio required for December 31, 2009 is 1.00 and for all calendar quarters thereafter is 1.10.
Also on February 23, 2010 the Thermadyne Parties entered into Amendment Number One to 2009 Amended and Restated Second Lien Credit Agreement with Regions Bank, as administrative agent, collateral agent and funding agent, and the lenders party thereto (the “Second Lien Facility Amendment”) to, among other things, increase the permitted amount of foreign investments from $5,000,000 to $10,000,000, subject to certain restrictions, including a $3,000,000 limitation on investment in non-affiliated foreign persons.
Certain existing second lien lenders are affiliates of Angelo, Gordon & Co., L.P. (“Angelo Gordon”). Angelo Gordon holds approximately 33.2% of the Company’s outstanding shares of common stock on account of certain of its investment advisory clients, none of which clients is a lender under the second lien facility, and employs Bradley G. Pattelli, one of the Company’s directors. Mr. Pattelli does not have a direct or indirect material interest in the indebtedness under the second lien facility. The terms of the Second Lien Facility Amendment were negotiated at arm’s length, and the Company believes that the terms of the second lien facility generally are as favorable as could be obtained from an unaffiliated lender.
Copies of the Third Amendment and the Second Lien Facility Amendment are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference. The foregoing summary of the terms of these amendments is qualified in its entirety by reference to Exhibits 10.1 and 10.2.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1
Third Amendment to Third Amended and Restated Credit Agreement dated as of February 23, 2010 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Merger Co., Stoody Company, Thermadyne International Corp., as borrowers, the credit parties signatory thereto, and General Electric Capital Corporation, as agent and lender.

10.2
Amendment Number One to 2009 Amended and Restated Second Lien Credit Agreement dated as of February 23, 2010 by and among Thermadyne Industries, Inc., Thermal Dynamics Corporation, Victor Equipment Company, C & G Merger Co., Stoody Company, and Thermadyne International Corp., as borrowers, the guarantors signatory thereto, the lenders signatory thereto, and Regions Bank as agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 26, 2010

THERMADYNE HOLDINGS CORPORATION
By:	/s/ Steven A. Schumm
	Name:	Steven A. Schumm
	Title:	Chief Financial and Administrative Officer

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